                                   JPM LOGO

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 26, 1999

                               ----------------

To the Shareholders of The JPM Company:

  The Annual Meeting of Shareholders of The JPM Company (the "Company") is scheduled to be held on Tuesday, January 26, 1999 at 10:00 a.m., local time, at the Company's Corporate Headquarters located at 155 North 15th Street, Lewisburg, Pennsylvania 17837, for the following purposes:

    1. To elect three Class A directors to serve until the expiration of their respective terms and until their successors are duly elected;

    2. To ratify the appointment of Price Waterhouse LLP as the independent public accountants for the Company for the fiscal year ending September 30, 1999; and

    3. To transact such other business as may properly come before the Annual Meeting and any adjournment, postponement or continuation thereof.

  Only shareholders of record at the close of business on December 11, 1998, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting.

  A copy of the Company's Annual Report for the fiscal year ended September 30, 1998 is being mailed to shareholders together with this notice.

  TO ASSURE THAT YOUR INTERESTS WILL BE REPRESENTED, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, IT IS IMPORTANT THAT YOU PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors,

                                          /s/ Wayne A. Bromfield
                                          Wayne A. Bromfield
                                          Corporate Secretary

December 22, 1998
Lewisburg, Pennsylvania

                          [LOGO OF JPM APPEARS HERE]

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement and the form of proxy enclosed herewith, which are first being mailed to shareholders on or about December 22, 1998, are furnished in connection with the solicitation by the Board of Directors of The JPM Company (the "Company"), a Pennsylvania corporation, of proxies for use in voting at the Annual Meeting of Shareholders to be held at the Company's Corporate Headquarters located at 155 North 15th Street, Lewisburg, Pennsylvania 17837, on Tuesday, January 26, 1999, at 10:00 a.m., local time, and at any adjournment, postponement or continuation thereof. The principal executive offices are located at 155 North 15th Street, Lewisburg, Pennsylvania 17837.

  Shares represented by a proxy on the accompanying form, if properly signed and returned, will be voted as directed by the shareholder. If a properly signed proxy form is returned to the Company and is not marked, it will be voted in accordance with the recommendations of the Board of Directors, which are FOR the election of the directors nominated and FOR ratification of the appointment of Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending September 30, 1999. A shareholder giving a proxy in the accompanying form may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later dated proxy or by attending the meeting and voting in person.

  The Company's common stock, $.000067 par value, (the "Common Stock") is the only issued and outstanding class of stock. Only shareholders of record at the close of business on December 11, 1998 are entitled to notice of and to vote at the Annual Meeting. At the close of business on December 11, 1998, the Company had 7,336,209 shares of Common Stock outstanding. A majority of the outstanding shares will constitute a quorum at the meeting. Each share of Common Stock is entitled to one vote.

  The expense of preparing, printing and mailing proxy material will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid for such solicitation. Copies of solicitation material will be furnished to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of Common Stock held in their names. The Company will, upon request, reimburse such persons for their reasonable expenses in forwarding solicitation material to such beneficial owners.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

  The following table sets forth, as of December 11, 1998, the amount and percentage of the Company's outstanding Common Stock beneficially owned by (i) each person known to the Company to beneficially own more than five percent of the outstanding Common Stock, (ii) each director and nominee for director,
(iii) each executive officer named in the Summary Compensation Table set forth below under "Compensation of Executive Officers and Directors" and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, each person has sole investment and voting power with respect to the shares shown. The information with respect to each person specified is as supplied or confirmed by such person.

    NAME AND                                                  NUMBER OF
     POSITION                                                 SHARES(1) PERCENT
    ---------                                                 --------- -------
    5% HOLDERS(2)
    John H. Mathias(3)......................................  1,073,317  14.2%
    James P. Mathias(4).....................................  1,073,571  14.2
    Janet B. Mathias(5).....................................    902,920  12.0
    DIRECTORS(6)
    Bruce M. Eckert(7)......................................    281,059   3.7
    Wayne A. Bromfield(8)...................................    265,635   3.5
    Clifford M. Melberger(9)................................      7,000     *
    William Rulon-Miller(9).................................      7,000     *
    NAMED EXECUTIVE OFFICERS(10)
    John M. Spangler(11)....................................    241,093   3.2
    William D. Baker(12)....................................     20,250     *
    All directors and executive officers as a group (12 per-
     sons)(13)..............................................  3,672,273  48.7

   --------
   *Represents less than 1% of the outstanding shares of Common Stock.
 (1) Includes shares of Common Stock issuable upon the exercise of stock options granted under the Company's stock option plans which are exercisable within 60 days of December 11, 1998. As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting of a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose, or direct the disposition, of a security). A person is deemed as of any date to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.
 (2) Each of the persons in the table under the caption 5% Holders are directors of the Company, John H. Mathias and James P. Mathias are also Named Executive Officers (as defined under the heading "Compensation of Executive Officers and Directors"), and the address of each person is: c/o The JPM Company, 155 North 15th Street, Lewisburg, PA 17837.
 (3) Includes: (a) 161,866 shares of Common Stock held with his spouse as joint tenants; (b) 100,000 shares of Common Stock held individually by his spouse; (c) 25,200 shares of Common Stock held in a custodial account for the benefit of his daughter; and (d) 125,000 shares of Common Stock held in the Smoketown Limited Partnership, of which John H. Mathias is a partner. Also includes 77,691 shares of Common Stock owned by the John H. Mathias Trust, of which John H. Mathias is the residuary beneficiary but as to which he has no voting or dispositive power. See footnotes (7) and
     (8) below.
 (4) Includes: (a) 10,000 shares of Common Stock held individually by his spouse; (b) 30,400 shares of Common Stock held in a custodial account for the benefit of his children; (c) 125,000 shares of Common Stock held in the Afallon Family Limited Partnership, of which James P. Mathias is a partner; and (d) options held by his spouse to purchase up to 42,313 shares of Common Stock granted by the Company which are exercisable within 60 days of December 30, 1997. Also includes 77,691 shares of Common Stock owned by the James P. Mathias Trust, of which James P. Mathias is the residuary beneficiary but as to which he has no voting or dispositive power. See footnotes (7) and (8) below.

 (5) Includes: (a) 500 shares of Common Stock held in a custodial account; and
     (b) 77,253 shares of Common Stock owned by the Janet B. Mathias Trust, of which Janet B. Mathias is the residuary beneficiary but as to which she has no voting or dispositive power. See footnotes (7) and (8) below.
 (6) Excludes Directors listed under the caption 5% Holders. Wayne A. Bromfield is also a Named Executive Officer (as defined under the heading "Compensation of Executive Officers and Directors").
 (7) Includes: (a) an aggregate of 232,635 shares of Common Stock held by the John H. Mathias Trust, James P. Mathias Trust and Janet B. Mathias Trust, as to which Mr. Eckert shares voting and dispositive power as a trustee but as to which he disclaims beneficial ownership; (b) 11,424 shares of Common Stock held in trust by the Lewis, Eckert, Robb & Co. Profit Sharing Plan for the benefit of Bruce M. Eckert, for which Mr. Eckert serves as the Trustee; and (c) 37,000 shares of Common Stock issuable upon the exercise of stock options granted by the Company which are exercisable within 60 days of December 11, 1998.
 (8) Includes: (a) an aggregate of 232,635 shares of Common Stock held by the John H. Mathias Trust, James P. Mathias Trust and Janet B. Mathias Trust, as to which Mr. Bromfield's spouse shares voting and dispositive power as a trustee but as to which she disclaims beneficial ownership; and (b) 33,000 shares of Common Stock issuable upon the exercise of stock options granted by the Company which are exercisable within 60 days of December 11, 1998.
 (9) Represents shares of Common Stock issuable upon the exercise of stock options granted by the Company which are exercisable within 60 days of December 11, 1998.
(10) Excludes Named Executive Officers listed under the caption 5% Holders and the caption Directors.
(11) Includes: (a) 80,000 shares of Common Stock held by the Profit Sharing Plan for the benefit of John M. Spangler; (b) 3,390 shares of Common Stock held individually by his spouse; and (c) 90,000 shares of Common Stock held in the Westover Group Limited Partnership of which Mr. Spangler is a partner. Also includes 24,313 shares of Common Stock issuable upon the exercise of stock options granted by the Company which are exercisable within 60 days of December 11, 1998.
(12) Includes 20,250 shares of Common Stock issuable upon the exercise of stock options granted by the Company which are exercisable within 60 days of December 11, 1998.
(13) Includes 203,939 shares of Common Stock issuable upon the exercise of stock options granted by the Company which either are currently exercisable or will become exercisable within 60 days of December 11, 1998. The percent of class assumes all outstanding exercisable options granted to directors and executive officers have been exercised and, therefore, on a pro forma basis 7,540,248 shares of Common Stock would be outstanding. The Executive Officers of the Company are elected by the Board of Directors and serve at the discretion of the Board of Directors. They comprise the Operating Committee of the Company. The following table sets forth selected information about the Executive Officers:

                              EXECUTIVE OFFICERS

    NAME                  AGE                POSITION                HELD SINCE
    ----                  ---                --------                ----------
John H. Mathias..........  52 Chairman, Chief Executive Officer         1981
James P. Mathias.........  48 President, Chief Operating Officer        1981
Wayne A. Bromfield.......  51 Executive Vice-President, General         1997
                              Counsel, Corporate Secretary
John M. Spangler.........  44 Senior Vice President, Atlantic           1997
                              Division (after Oct. 1, 1998--Senior
                              Vice President, Global Business)
William D. Baker.........  52 Vice-President, Chief Financial           1996
                              Officer
Robert R. Langton........  44 Vice-President, Marketing and Sales       1997
                              (after Oct. 1, 1998--Senior Vice
                              President--Operations)
Therese M. Miller........  44 Vice President, Human Resources           1998

                     SECTION 16(A) REPORTING DELINQUENCIES

  Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") requires that the executive officers and directors of a corporation, such as the Company, that has a class of equity securities registered under Section 12 of the Exchange Act, as well as persons who own more than 10% of a class of equity securities of such a corporation ("10% Beneficial Owners"), file reports of their ownership of such securities, as well as monthly statements of changes in such ownership, with the corporation, the Securities and Exchange Commission (the "SEC") and the exchange on which such securities are listed. Based upon written representations received by the Company from its executive officers, directors and 10% Beneficial Owners, and the Company's review of the monthly statements of changes filed with the Company by its executive officers, directors and 10% Beneficial Owners during fiscal year 1998, the Company believes that all such filings required during fiscal year 1998 were made on a timely basis.

                             ELECTION OF DIRECTORS

                            (ITEM 1 ON PROXY CARD)

  The Company's By-Laws provide that the directors of the Company shall be divided into three classes, designated as Class A, Class B and Class C, and that at each Annual Meeting of Shareholders of the Company successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. The classes are staggered so that the term of one class expires each year. The terms of the current Class A directors expire in 1999, and the terms of the nominees for Class A directors elected at this annual meeting will expire in 2002 and each third year thereafter; the terms of the Class B directors will expire in 2000 and each third year thereafter; and the terms of the Class C directors expire in 2001 and each third year thereafter. Accordingly, it is the Class A directors who are to be elected at the Annual Meeting.

  The number of directors constituting the entire Board of Directors is determined by the vote of a majority of the members of the Board of Directors and is currently fixed at seven members. The number of Class A directors to be elected at the Annual Meeting is three. Each of the Class A directors so elected will hold office until the 2002 Annual Meeting of Shareholders and until his successor is elected and qualified.

  The Board of Directors has nominated John H. Mathias, Wayne A. Bromfield and Clifford M. Melberger for election as the Class A directors. Messrs. Mathias, Bromfield and Melberger are incumbent directors. All proxies will be voted for the election of Messrs. Mathias, Bromfield and Melberger unless authority to vote for the election of directors or any nominee is withheld. In the event any nominee should unexpectedly decline or be unable or unwilling to serve as a director, the proxies may be voted for a substitute nominee designated by the present Board of Directors. The Board of Directors has no reason to believe that Mr. Mathias, Mr. Bromfield or Mr. Melberger will be unable or unwilling to serve as a director if elected and has no present intention to nominate any person in addition to or in lieu of such nominees. Any vacancy occurring on the Board of Directors may be filled by the vote of a majority of the directors then in office until the expiration of the term of the class of directors in which the vacancy exists.

  The candidates receiving the highest number of votes cast at the Annual Meeting will be elected. Holders of shares of Common Stock are not entitled to cumulate votes in the election of directors. Shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owner of or person otherwise entitled to vote such shares and as to which the broker or nominee does not have discretionary voting power, i.e., broker non-votes, and abstentions will have no effect on the election of directors inasmuch as they do not represent votes cast at the Annual Meeting for the purpose of electing directors.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
                      ELECTION OF THE DIRECTORS NOMINATED

INFORMATION REGARDING DIRECTORS

  The names of the nominees for Class A director, who are also current Class A directors, and the current Class B and Class C directors who will continue in office after the Annual Meeting until the expiration of their respective terms, together with certain information regarding them, are as follows:

  Nominees for Class A Directors:

  Class A Directors:

    NAME                 AGE     POSITION HELD WITH THE COMPANY     DIRECTOR SINCE
    ----                 ---     ------------------------------     --------------
John H. Mathias(1)......  52 Chairman of the Board, Director and         1978
                             Chief Executive Officer
Wayne A. Bromfield(1)...  51 Director, Executive Vice President,         1981
                             Corporate Secretary and General
                             Counsel
Clifford M.               59 Director                                    1997
 Melberger(2)(3)........

  Directors Continuing in Office:

  Class B Directors:

    NAME                 AGE     POSITION HELD WITH THE COMPANY     DIRECTOR SINCE
    ----                 ---     ------------------------------     --------------
James P. Mathias(1).....  48 Director, President and Chief               1978
                             Operating Officer
Bruce M. Eckert(2)......  54 Director                                    1981

  Class C Directors:

    NAME                 AGE     POSITION HELD WITH THE COMPANY     DIRECTOR SINCE
    ----                 ---     ------------------------------     --------------
Janet B. Mathias(2).....  54 Director                                    1978
William Rulon-            50 Director                                    1997
 Miller(3)..............

(1)Member of the Executive Committee
(2)Member of the Compensation Committee
(3)Member of the Audit Committee

  John H. Mathias has served as a member of the Company's Board of Directors since 1978, and as the Chairman of the Board of Directors and Chief Executive Officer of the Company since 1981. He began his career with the Company as an Industrial Engineer in 1973 and subsequent thereto held other positions including Director of Management Information Systems and Vice President of Administration. Mr. Mathias received both his B.S. degree in Business Administration and Master's degree in Mathematics from Bucknell University.

  Wayne A. Bromfield has served as a director of the Company since 1981 and Executive Vice President, Corporate Secretary and General Counsel since September 1, 1997. Prior to his joining the Company in his management capacity, Mr. Bromfield served as a Judge of the Pennsylvania Court of Common Pleas of Union and Snyder counties since 1986 and as President Judge since 1990. Mr. Bromfield received his B.A. degree from Duke University and his J.D. degree from The Dickinson School of Law.

  Clifford M. Melberger has served as a director of the Company since July 1997. Mr. Melberger is the President of Diversified Records Services, Inc., a national information management and documents imaging company. He received his B.S. degree in Business Administration and his M.S. degree in Education Administration from Bucknell University.

  James P. Mathias has served as a member of the Company's Board of Directors since 1978, and as President and Chief Operating Officer of the Company since 1981. Previous positions that Mr. Mathias has held at the Company include Vice President of Operations as well as Production Control and Inventory Manager, and Production Engineer.

  Bruce M. Eckert has served as a director of the Company since 1981. Mr. Eckert has been a Partner in Lewis, Eckert, Robb & Company, a financial and management consulting company, since 1981, and President of Eastern Alliance Insurance Co., an insurance company, since 1986. From July 1989 to July 1994, he was also Chairman, CEO and a director of Rockwood Casualty Insurance Co., a provider of casualty insurance. He received his B.A. degree from Yale University and his J.D. degree from The Dickinson School of Law.

  Janet B. Mathias has served as a member of the Company's Board of Directors since 1978 and as Secretary of the Company from 1981 to September 1, 1997. She served as a Director of Registration Services for the National Commission on Certification of Physician Assistants, Inc. from 1975 to 1990. Since that time, Ms. Mathias has managed her personal investment portfolio. Ms. Mathias received her B.A. in economics from Bucknell University.

  William Rulon-Miller has served as a director of the Company since November 1997. Mr. Rulon-Miller is an investment banker with Janney Montgomery Scott in Philadelphia having joined the firm in 1979. Prior to that date, he was an officer in the Corporate Finance department of Smith Barney, Inc. He has served and continues to serve on the boards of directors of Intelligent Electronics, Inc., Metrologic Instruments, Inc. and Mothers Work, Inc., as well as on the boards of directors of a number of private corporations. He is a partner of Five Penn Centers Partners and a director of The Penn Janney Fund, Inc. which are private venture capital organizations. Mr. Rulon-Miller graduated from Princeton University and received an M.B.A. from the Wharton School of the University of Pennsylvania.

  John H. Mathias, James P. Mathias and Janet B. Mathias are children of the Company's founder, Jay P. Mathias.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors met six (6) times in fiscal 1998, four (4) times for regular meetings and two (2) times for special meetings. The Board of Directors has three standing committees: the Executive Committee, the Compensation Committee, and the Audit Committee. The Board of Directors does not have a nominating committee. The functions normally performed by a nominating committee are performed by the Board of Directors.

  The members of the Executive Committee are John H. Mathias, James P. Mathias and Wayne A. Bromfield. The Executive Committee met monthly in fiscal 1998. The Executive Committee exercises the full authority of the Board of Directors between meetings of the Board of Directors.

  The members of the Compensation Committee are Janet B. Mathias, Bruce M. Eckert and Clifford M. Melberger. The Compensation Committee met two (2) times in fiscal 1998. The duties of the Compensation Committee are: to recommend to the Board of Directors policies and plans concerning the salaries, bonuses, stock options and other compensation of the executive officers of the Company, including reviewing the salaries of the executive officers and recommending bonuses, stock options and other forms of additional compensation for them; establishing and reviewing policies regarding management perquisites; and performing such other duties as shall be delegated to the committee by the Board of Directors.

  The members of the Audit Committee are Messrs. Clifford M. Melberger and William Rulon-Miller. The Audit Committee met two (2) times in fiscal 1998. The duties of the Audit Committee are: to meet with the independent public accountants of the Company; to review the audit plan for the Company; to review the annual audit of the Company with the Company's independent public accountants, together with any other reports or recommendations made by the accountants; to recommend whether the accountants should be continued as the independent public accountants for the Company and, if other independent public accountants are to be selected, to recommend the independent public accountants to be selected; to meet with the internal auditors for the Company, if any, and to review with them and the independent public accountants for the Company the adequacy of the Company's internal controls; and to perform such other duties as shall be delegated to the committee by the Board of Directors.

  During fiscal 1998, all directors attended at least 75% of the meetings of the Board of Directors and the committees thereof on which they served.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The following non-employee Directors serve on the Compensation Committee of the Company's Board of Directors: Bruce M. Eckert, Janet B. Mathias and Clifford M. Melberger. Committee member Janet B. Mathias is a beneficial owner of 5% or more of the Company's outstanding Common Stock. Except for Ms. Mathias, who served as Secretary of the Company from 1978 to September, 1997, no member of the Committee is a former or current officer or employee of the Company. Furthermore, no executive officer of the Company serves as a member of a compensation committee of another entity, an executive officer of which serves on the Compensation Committee of the Company or as a Director of the Company, nor does any executive officer of the Company serve as a director of another entity, an executive officer of which serves on the Compensation Committee of the Company.

NOMINATIONS BY SHAREHOLDERS

  The Board of Directors will consider qualified candidates recommended by the shareholders for designation as nominees for election at the Annual Meeting of Shareholders to be held in 2000 and subsequent years. In order for a candidate recommended by a shareholder to be considered by the Board of Directors for designation as a nominee for election at the Annual Meeting of Shareholders to be held in 2000, the shareholder should notify the Secretary of the Company in writing on or before Wednesday, September 29, 1999. Such notification must contain the following information to the extent known by the notifying shareholder: (i) the name and address of the proposed nominee; (ii) the age of the proposed nominee; (iii) the principal occupation of the proposed nominee for the five years prior to the election; (iv) the number of shares of the Company beneficially owned by the proposed nominee; (v) the total number of shares that will be voted for the proposed nominee; (vi) a description of any material transaction or series of transactions to which the Company or any of its affiliates is a party and in which the proposed nominee or any of his affiliates has a direct or indirect material interest, which description shall specify the proposed nominee's interest in the transaction, the amount of the transaction and the amount of the proposed nominee's interest in the transaction; (vii) the name and residential address of the notifying shareholder; and (viii) the number of shares of the Company owned by the notifying shareholder. The presiding officer of the Annual Meeting of Shareholders will refuse to acknowledge the nomination of, and the judges of election will disregard any votes cast for, any person whose nomination is not made in compliance with the foregoing procedure.

               COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

  The following table sets forth certain information concerning the compensation for services in all capacities to the Company for the fiscal years ended September 30, 1998, 1997 and 1996 of those persons who were at September 30, 1998 (i) the Company's Chief Executive Officer and (ii) the other four most highly compensated executive officers of the Company to the extent that such persons' total annual salary and bonus exceeded $100,000 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                          LONG-TERM
                         ANNUAL COMPENSATION            COMPENSATION
                        ------------------------    ---------------------
                                                    RESTRICTED SECURITIES
                                                      STOCK    UNDERLYING     ALL OTHER
  NAME                  YEAR  SALARY      BONUS     AWARDS($)  OPTIONS(#)  COMPENSATION(1)
  ----                  ---- --------    -------    ---------- ----------  ---------------
John H. Mathias         1998 $249,327    $52,435(2)    --           --         $36,798
 Chairman and Chief
  Executive             1997  224,519     50,000       --           --          24,694
 Officer                1996  164,418     50,000       --           --          33,005
James P. Mathias        1998  291,154(3)  52,435(2)    --           --          34,242
 President and Chief
  Operating             1997  224,519     50,000       --           --          26,218
 Officer                1996  164,418     50,000       --           --          33,005
Wayne A. Bromfield      1998  175,000        -0-       --        20,000(4)      18,681
 Executive Vice
  President, General    1997   35,096        --        --         2,000(5)         --
 Counsel, Corporate
  Secretary(6)
William D. Baker        1998  149,300     28,897(2)    --           --          18,715
 Vice President, Chief
  Financial             1997  124,000     20,000       --        15,000          1,755
 Officer and Treasurer  1996   78,462        --        --           --             --
John M. Spangler        1998  141,106     29,130(2)    --           --          17,815
 Senior Vice President, 1997  121,092     20,750       --        15,000         14,171
 Atlantic Division      1996  103,750     20,750       --           750          8,300

--------
(1) Includes: (a) the Company's contributions to the Company's Deferred Compensation Plan and/or the Company's Profit Sharing Plan for John Mathias in the amount of $3,798 in fiscal 1998, $3,451 in fiscal 1997; for James Mathias in the amount of $4,242 in fiscal 1998, $6,468 in fiscal 1997; for Wayne Bromfield in the amount of $1,181 for fiscal 1998; for William Baker in the amount of $3,715 for fiscal 1998, $1,755 for fiscal 1997 and for John Spangler in the amount of $3,315 for fiscal 1998, $2,834 for fiscal 1997, $8,300 for fiscal 1996; and (b) life insurance premiums paid by the Company for John Mathias in the amount of $8,000 in fiscal 1998, $21,243 in fiscal 1997, and $33,005 in fiscal 1996; for James
    Mathias in the amount of $5,000 in fiscal 1998, $19,750 in fiscal 1997, $33,005 in fiscal 1996, and for John Spangler in the amount of $11,337 in fiscal 1997, (c) company share contributions to the non-qualified deferred compensation plan in 1998 for John Mathias in the amount of $25,000; James Mathias in the amount of $25,000; Wayne Bromfield in the amount of $17,500; William Baker in the amount of $15,000;and John Spangler in the amount of $14,500.
(2) Bonus awarded in December, 1997 for fiscal year 1997. No bonuses were awarded for fiscal year 1998.
(3) Includes a cost-of-living adjustment following Pacific assignment.
(4) Granted upon signing of employment contract.
(5) Granted as an Outside Director.
(6) Mr. Bromfield was not employed by the Company during fiscal year 1996.

  The following table sets forth information regarding grants of stock options during the year ended September 30, 1998 to the Named Executive Officers who received such grants.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS(1)
                         ---------------------------------------------------
                                                                              POTENTIAL REALIZABLE
                                                                                VALUE AT ASSUMED
                         NUMBER OF   % OF TOTAL                               ANNUAL RATES OF STOCK
                         SECURITIES   OPTIONS                                PRICE APPRECIATION FOR
                         UNDERLYING  GRANTED TO                                  OPTION TERM(2)
                          OPTIONS   EMPLOYEES IN  EXERCISE                   -----------------------
     NAME                GRANTED(#) FISCAL YEAR  PRICE($/SH) EXPIRATION DATE     5%          10%
     ----                ---------- ------------ ----------- --------------- ----------- -----------
Wayne A. Bromfield......   20,000      10.56%      $24.13    October 1, 2007 $   303,505 $   769,140

--------
(1) The options become exercisable in four equal increments of 25% commencing on October 1, 1998.
(2) Based upon a closing price of $24.13 for Common Stock on the Nasdaq Stock Market's National Market on the date of grant, October 1, 1997. Based upon the closing price of $6.00 for Common Stock on the Nasdaq Stock Market's National Market on September 30, 1998, no potential value would be realized during the option term at annual price appreciation rates of 5% or 10%.

  The following table sets forth information regarding the value realized by the Named Executive Officers pursuant to exercising options during the fiscal year ended September 30, 1998 and the number of shares acquired, and stock option values as of September 30, 1998 for unexercised stock options held by the Named Executive Officers.

   AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                   NUMBER OF SECURITIES
                                                        UNDERLYING           VALUE OF UNEXERCISED
                                                  UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS
                           SHARES                   SEPTEMBER 30, 1998     AT SEPTEMBER 30, 1998(1)
                         ACQUIRED ON    VALUE    ------------------------- -------------------------
     NAME                EXERCISE(#) REALIZED($) UNEXERCISABLE EXERCISABLE UNEXERCISABLE EXERCISABLE
     ----                ----------- ----------- ------------- ----------- ------------- -----------
William D. Baker........    3,800      $14,862      31,250       11,250            0             0
John M. Spangler........      --           --       11,624       24,126       $1,260       $91,260
Wayne A. Bromfield......      --           --       20,000       28,000            0        52,000

--------
(1) Based upon a closing price of $6.00 for Common Stock on the Nasdaq Stock Market's National Market on September 30, 1998.

DIRECTORS' COMPENSATION

  Directors who are not also employees of the Company receive an annual retainer of $7,500 per year and a fee of $1,500 for each Board meeting attended. Directors also receive reimbursement for reasonable expenses incurred in connection with each Board meeting attended. In addition, the Company has established the 1995 Outside Directors Stock Option Plan. See "Stock Option Plans--1995 Outside Directors Stock Option Plan."

EMPLOYMENT AGREEMENTS AND DEFERRED COMPENSATION AGREEMENTS

  The Company has entered into individual employment agreements and deferred compensation agreements with each of the Named Executive Officers and certain other key employees.

  The Company's employment agreements with John H. Mathias and James P. Mathias provide that they will serve as Chairman and Chief Executive Officer and President and Chief Operating Officer, respectively, until terminated by either party on 30 days' prior written notice. The agreements provide for annual base salaries determined and revised periodically by the Compensation Committee of the Board of Directors and discretionary bonuses as may be authorized by the Compensation Committee. The Board of Directors has set the fiscal 1998 base salary for each of John H. Mathias and James P. Mathias at $250,000. The salary of James P. Mathias was later adjusted to reflect the cost-of-living differential upon reassignment. An automobile allowance, life and medical insurance and other fringe benefits are also provided on the same basis as other executive officers of the Company as determined by the Compensation Committee. The agreements include confidentiality and non-disclosure covenants regarding the Company's confidential information which survive termination or expiration of the agreements and a covenant not to compete with the Company during the term of the agreement. The Company has obtained key man life insurance in an amount of $1.0 million on the life of each of John and James Mathias. In addition, the Company entered into "split dollar" life insurance agreements with John and James Mathias in January 1996, under which each of John and James Mathias pays a portion of the premium attributable to the death benefit under a permanent life insurance policy insuring his life in the amount of $1.0 million and the Company pays the balance of the premium. Upon termination of the agreement or the insured's death, all premiums previously advanced by the Company are required to be repaid to the Company. The Company retains an interest in the death benefit and cash value of the policy to secure this repayment obligation. The Company has also entered into Non-Qualified Deferred Compensation Agreements with John and James Mathias. The terms of each of these agreements provide that either John or James Mathias may elect to defer, in increments mutually agreed upon by the Board of Directors and each participant, any portion of their annual gross salary. These agreements in no way obligate either participant to make such an election in any fiscal year, and a failure to elect for any fiscal year will not affect the right to do so in any subsequent fiscal year. These agreements do not provide for Company contributions.

  Mr. Wayne A. Bromfield's employment agreement continues until terminated upon 90 days' prior written notice from either party. The agreement provides for an annual base salary of $175,000 per year, discretionary bonuses as may be authorized by the Compensation Committee and an automobile allowance, life and medical insurance and other fringe benefits on the same basis available to other executive officers as determined by the Compensation Committee. Mr. Bromfield's agreement also includes confidentiality and non-disclosure covenants regarding the Company's confidential information which survive termination or expiration of the agreement and a covenant not to compete with the Company for two years following the termination of the agreement. Mr. Bromfield is also eligible to participate in the Company's non-qualified deferred compensation plan. See "Employee Benefit Plans" below.

  Mr. William D. Baker's employment agreement continues until terminated upon 30 days' prior written notice from either party. The agreement provides for an annual base salary of $100,000 per year, discretionary bonuses as may be authorized by the Compensation Committee and life and medical insurance and other fringe benefits on the same basis available to other executive officers as determined by the Compensation Committee. Mr. Baker's agreement also includes confidentiality and non-disclosure covenants regarding the Company's confidential information which survive termination or expiration of the agreements and a covenant not to compete with the Company for two years following the termination of the agreement. Mr. Baker is also eligible to participate in the Company's non-qualified deferred compensation plan. See "Employee Benefit Plans" below.

  Mr. Spangler's employment agreement also continues until terminated upon 30 days' prior written notice from either party. The agreement provides for an annual base salary of $100,000 per year, discretionary bonuses as may be authorized by the Compensation Committee and an automobile allowance, life and medical insurance and other fringe benefits on the same basis available to other executive officers as determined by the Compensation Committee. Mr. Spangler's agreement also includes confidentiality and non-disclosure covenants regarding the Company's confidential information which survive termination or expiration of the agreements and a covenant not to compete with the Company for two years following the termination of the agreement. Mr. Spangler is also eligible to participate in the Company's non-qualified deferred compensation plan. See "Employee Benefit Plans" below.

EMPLOYEE BENEFIT PLANS

  The Company maintains a tax-qualified defined contribution employee profit sharing plan (the "Profit Sharing Plan"). All full-time United States employees and who have completed one (1) year of service with the Company are eligible to participate. The Company may, in its discretion, make a discretionary profit sharing contribution to the Profit Sharing Plan for any plan year. A participant is entitled to receive a distribution of the vested interest in his or her account upon retirement, death, permanent disability or termination of employment. The Company's contribution vests to the employee ratably over a seven-year period. The Company contributed $177,000 for fiscal year 1998.

  The Profit Sharing Plan also contains provisions which are intended to satisfy the tax qualification requirements of Section 401(k) of the Internal Revenue Code of 1986 (the "401(k) Plan"). All full-time United States employees who have completed ninety (90) days of service with the Company are also eligible to participate in the 401(k) Plan. Under the 401(k) Plan, an employee may elect to defer up to 15% of his or her current compensation. Employee contributions to the 401(k) plan are invested according to the direction of the employee. The Company makes matching contributions of up to fifteen cents for each one dollar deferred by the employee up to 6% of an employee's total compensation. A participant is entitled to receive a distribution of the vested interest in his or her account upon retirement, death, permanent disability or termination of employment. Employee contributions, together with the Company matching contributions, are fully vested and non-forfeitable at all times. The Company contributed $69,456 for fiscal year 1998.

  The Company also has a non-qualified deferred compensation plan for certain executives, including Wayne A. Bromfield, William D. Baker and John M. Spangler. Under the provisions of the plan, certain executives may defer up to 25% of annual compensation and the Company will contribute 2.5% of each participant's annual salary on a quarterly basis. Deferred compensation is invested by the Company, at the discretion of the Board of Directors, however, each participant's account is allocated the actual income, gains and losses that would have been earned if their deferred compensation had been invested according to each participant's elections.

  In accordance with statutory requirements in Mexico, the Company is required to make annual profit sharing distributions to the employees of the Company's subsidiary, Pantera. These distributions are determined based on 10% of Pantera's taxable income. A provision of $503,000 was recorded as of September 30, 1998 for profit sharing distributions

STOCK OPTION PLANS

 1993 Stock Option Plan

  Under the Company's 1993 Employee Stock Option Plan (the "1993 Plan"), an aggregate of 300,000 shares of Common Stock were reserved for issuance upon the exercise of options granted to employees of the Company. The 1993 Plan provides for grants of both incentive stock options, intended to qualify as such under Section 422 of the Internal Revenue Code of 1986 (the "Code"), and non-qualified stock options. All options granted under the 1993 Plan must have an exercise price of no less than 85% of the fair market value of the Common Stock on the grant date. As of September 30, 1996, all such options had been granted. The exercise prices of the options range from $0.58 to $1.50 per share. Options that expire unexercised are subject to re-grant by the Company. The 1993 Plan will terminate in 2003, unless terminated at an earlier date by the Board of Directors.

 1995 Stock Option Plan

  The 1995 Stock Option Plan ("1995 Plan") provides that options may be granted to employees or consultants (including officers and directors who are also employees) of the Company or any subsidiary of the Company provided, however, that no option may be granted to any eligible employee who, at the time such option is granted, owns stock of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company. An aggregate of 1,000,000 shares of Common Stock are reserved for issuance under the 1995 Plan. The 1995 Plan permits granting of options intended to qualify as incentive stock options under Section 422A of the Code ("Incentive Options") and options not intended to qualify ("Non-Qualified Options"). Incentive Options may only be granted to employees of the Company and its subsidiaries. As of September 30, 1998, 846,225 options had been granted under the 1995 Plan, of which 113,257 options were cancelled. The exercise prices of the granted options range from $2.63 to $31.50 per share. The expiration dates of the options range from November 21, 2005 to July 13, 2008.

  The 1995 Plan is administered by the Compensation Committee which is authorized to select among the eligible employees and consultants those individuals to whom options are to be granted and to determine the number of shares to be subject to, and the terms and conditions of, the options. The Compensation Committee determines on the grant date when options under the 1995 Plan become exercisable and the exercise price of the options. The exercise price of Incentive Options may not be less than 100% of the fair market value of the Common Stock on the date of grant. The exercise price of Non-Qualified Options may not be less than 85% of the fair market value of the Common Stock on the date of grant.

  The Compensation Committee on October 1, 1998 directed the Executive Committee to implement an option re-pricing plan for non-senior management employees. Pursuant to the resolution of the Committee, the Executive Committee offered employees the opportunity to forfeit their present options in exchange for new options priced as of the effective date of the announcement, October 6, 1998 ($6.00 per share). The conditions for exchange were three: (1) one new option would be issued for two forfeited shares; (2) the new options would have a delayed vesting schedule, beginning October 6, 1999 and vesting one-fourth annually thereafter; (3) all options granted in a single lot to an employee, whether currently excercisable or not, would have to be exchanged for the new delayed options. Employees exchanged 117,575 options under the program. Excluded from eligibility were the members of the Operating Committee, which consists of the Executive Officers of the Company (John H. Mathias, James P. Mathias, Wayne A. Bromfield, John M. Spangler, Robert R. Langton, William D. Baker, and Therese M. Miller).

 1995 Outside Directors Stock Option Plan

  Pursuant to the 1995 Outside Directors Stock Option Plan ("Outside Directors Plan"), options are granted to members of the Board of Directors who do not own more than 10% of the total combined voting power of all classes of outstanding stock and are not employees of the Company (an "Outside Director"). An aggregate of 125,000 shares of Common Stock are reserved for issuance under the Outside Directors Plan.

  Under the Outside Directors Plan, each Outside Director serving on the Board of Directors as of December 1, 1995 automatically received an option to purchase 5,000 shares of Common Stock as well as an option to purchase an additional 2,000 shares of Common Stock for each year of continuous service on the Board of Directors as of that date and on each anniversary thereafter. A new Outside Director will receive an option to purchase 5,000 shares upon his or her election to the Board and an additional 2,000 shares for each year of continuous service thereafter. All options granted under the Outside Directors Plan are exercisable in full beginning sixty days after the date of grant of the option. In the event the Outside Director ceases to be a director by reason of death or incapacity, the total number of shares of Common Stock covered by option grants shall thereupon become exercisable; otherwise, options granted shall automatically be forfeited after three months if such person ceases to serve as an Outside Director, after one year if the director dies, and after three years in the event of a total disability. The Outside Directors Plan requires that options granted thereunder will expire not later than ten years after the date of grant.

  All options granted under the 1995 Outside Directors Plan have an exercise price equal to the value of the Common Stock on the grant date. Options granted under the 1995 Outside Directors Plan are not assignable.

  As of September 30, 1998, 106,000 options had been granted under the 1995 Plan. The exercise prices of the granted options range from $4.00 to $27.25 per share. The expiration dates of the options range from December 1, 2005 to November 21, 2007.

                     REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors of the Company (the "Committee") is responsible for the oversight and administration of executive compensation and also reviews the Company's overall compensation and monitors it throughout the year. The Committee recommends, and the Board of Directors determines based on such recommendations, compensation paid to the Company's executive officers. All members of the Committee are outside directors.

  The Committee met twice outside of regular board meetings, together with reviews during board meetings, to set salaries of newly hired and current executive officers, to determine bonuses for 1997 and 1998, and to grant options under the Company's 1995 Stock Option Plan.

  In general, the policies followed by the Committee in fixing the compensation of the Company's executive officers are designed to: (1) attract and retain executive officers who contribute to the long-term success of the Company, (2) motivate the executive officers to achieve strategic business objectives and reward them for their achievement; and (3) fairly compensate executive officers based on the Company's corporate and individual performance and responsibilities of such executive officers. Compensation for the Company's executive officers consist of salary, bonuses and long-term incentive awards typically in the form of stock options. Executive officers also participate in other benefit plans available to employees generally.

  The Committee fixes the base salaries of the executive officers, including the Named Executive Officers. The Committee's normal practice has been to adjust these salaries annually as of October 1st of each year. In fixing the compensation of the Company's executive officers, the Committee considers: (a) salary survey data for comparable positions secured from outside sources, (b) the recommendations of the Chief Executive Officer and the Chief Operating Officer (except in the case of the salaries of either of those two officers),
(c) changes in the cost-of-living indexes and/or standard of living adjustments due to location, (d) length of service, (e) the performance of the executive officer, (f) the general rates of compensation increases granted to other employees within the Company, and (g) any other particular considerations which may be deemed appropriate by the Committee.

  The Committee considered the foregoing criteria in determining the salary for key executives in 1998. In particular, the Committee noted the combination of growth and profitability attributable to the performance of the executive. Second, the Committee surveyed salaries paid to executives of similar manufacturing concerns. Third, the Committee considered the increased responsibility of the executive resulting from expanded operations in additional locations and public company reporting requirements under the Securities Exchange Act of 1934. After consideration of the relevant criteria, the Committee set the annual salaries for the Chief Executive Officer and Chief Operating Officer at $250,000, the salary for the Executive Vice President at $175,000, the salary for the Senior Vice President at $142,000, and for the Chief Financial Officer at $149,000. In addition, other executive officers were granted increases consistent with the new responsibilities, increased management requirements and expanded global operations. Subsequent to the salary determination, the Chief Operating Officer relocated to Hawaii to oversee the West Coast and Pacific operations and initiatives. Those operations required his development of sub-contract relationships and affiliations with Asian manufacturers, oversight of the West Coast, Mexican and Singapore facilities, and related geographic duties. His salary was adjusted by a thirty percent (30%) cost-of-living differential to continue during his assignment.

  The executive officers based in the United States all participate in an incentive bonus plan based on the performance of the Company. The Committee, at the year-end meeting in 1997,approved the payment of bonuses for fiscal year 1997 at the one hundred percent level for that year. The Committee, at the year-end meeting in 1998, determined that no bonuses would be paid for fiscal year 1998.

  At the time of signing his employment contract, Wayne A. Bromfield was granted options to purchase 20,000 shares of Common Stock, exercisable in 25% increments commencing on the first anniversary date of the grant with an exercise price equal to the fair market value on the date of grant ($24.13).

  Section 162(m) of the Internal Revenue Code of 1986 (the "Code") limits the tax deduction to $1 million for compensation paid to the executive officers of the Company, unless certain requirements are met. The Committee does not deem
Section 162(m) of the Code to be applicable to the Company at this time.

  Submitted by the Compensation Committee:

                                          Bruce M. Eckert, Chairman
                                          Janet B. Mathias
                                          Clifford M. Melberger

                            STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return of the Company's Common Stock from April 30, 1996 (the date that trading in the Common Stock commenced on the Nasdaq Stock Market's National Market) to September 30, 1998 with: (a) the Standard & Poor's 500 Composite Stock Price Index; and (b) a Peer Group Index.




               COMPARISON OF 17 MONTH CUMULATIVE TOTAL RETURN*
        AMONG THE JPM COMPANY, THE S&P 500 INDEX AND A PEER GROUP

          The JPM Company        Peer Group                S&P 500
4/96           100                  100                      100
9/96           125                   94                      106
9/97           322                  137                      149
9/98            80                   99                      163

* $100 INVESTED ON 4/30/96 IN STOCK OR INDEX-
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING SEPTEMBER 30.

  The Peer Group Index consists of AMP, Incorporated, Amphenol Corp, Belden Division of Cooper Industries, Inc., Berg Electronics Corp, Cable Design Technology, Corp., Kent Electronics Corp., Molex, Inc., and Penn Interconnect, Inc. The cumulative total returns of each company has been weighted according to each company's stock market capitalization as of September 30, 1998.

                        INDEPENDENT PUBLIC ACCOUNTANTS
                            (ITEM 2 ON PROXY CARD)

  The Board of Directors of the Company has selected the firm of Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending September 30, 1999. Representatives of Price Waterhouse LLP are expected to be present at the Company's Annual Meeting with the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

  Assuming the presence of a quorum, the affirmative vote of a majority of all votes cast by shareholders is required for the ratification of the independent public accountants. Abstentions and broker non-votes are not cast and, therefore, do not count either for or against such ratification. Abstentions and broker non-votes, however, have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares voted from which the required majority is calculated.

  If the shareholders do not ratify the appointment of Price Waterhouse LLP, other certified public accountants will be considered by the Board of Directors.

                   THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                 "FOR" THE RATIFICATION OF THE APPOINTMENT OF
          PRICE WATERHOUSE LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS
                     FOR THE COMPANY FOR FISCAL YEAR 1999

                                 ANNUAL REPORT

  A copy of the Company's Annual Report for the fiscal year ending September 30, 1998 is being mailed to the Company's shareholders with this Proxy Statement.

                             SHAREHOLDER PROPOSALS
           AND AUTHORITY TO EXERCISE DISCRETIONARY VOTING BY PROXIES

  To be considered for presentation to the next Annual Meeting of Shareholders, a shareholder proposal must be received by the Secretary of The JPM Company, 155 North 15th Street, Lewisburg, Pennsylvania 17837, no later than Wednesday, August 25, 1999.

  The proxies appointed by the Company may exercise discretionary authority when voting on a shareholder proposal properly presented at the Company's 2000 Annual Meeting of Shareholders that is not included in the Company's proxy statement for such meeting if such proposal is received by the Company after Monday, November 8, 1999. If notice of such shareholder proposal is received by the Company on or prior to such date, such shareholder proposal is properly presented at the Company's 2000 Annual Meeting and is not included in the Company's proxy statement for such meeting, the proxies appointed by the Company may exercise discretionary authority if, in such proxy statement, the Company advises shareholders of the nature of the proposal and how the proxies appointed by the Company intend to vote on the proposal, unless the shareholder submitting such proposal satisfies certain requirements of the SEC including, among other things, the mailing of a separate proxy statement to the Company's shareholders.

                                 OTHER MATTERS

  The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the best judgment of the persons voting the proxies. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, AND RETURN YOUR PROXY PROMPTLY.

                                          By Order of the Board of Directors,

                                          /s/ Wayne Broomfield
                                          Wayne A. Bromfield
                                          Corporate Secretary

December 22, 1998

                                THE JPM COMPANY
         ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 26, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned shareholder of The JPM Company (the "Company") hereby appoints Bruce M. Eckert and James P. Mathias, with full powers of substitution, to act as attorney-in-fact and proxies for the undersigned to vote all shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders (the "Meeting") to be held at the Company's Headquarters located at 155 North 15th Street, Lewisburg, Pennsylvania 17837 on January 26, 1999 at 10:00 a.m., local time, and at any adjournments and postponements thereof.
1.ELECTION OF CLASS A DIRECTORS TO SERVE FOR A THREE-YEAR TERM (except as marked to the contrary).

     JOHN H. MATHIAS,      WAYNE A. BROMFIELD CLIFFORD M. MELBERGER
            [_] FOR                              [_] VOTE WITHHELD
 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE
                      A LINE INTHAT NOMINEE'S NAME ABOVE.)

2. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1999.
                   [_] FOR      [_] AGAINST      [_] ABSTAIN
                THE BOARD RECOMMENDS A VOTE "FOR" THIS PROPOSAL.
3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and any adjournments or postponements thereof.

  THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE AND FOR PROPOSAL 2. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
                  (Continued and to be SIGNED on Reverse Side)

  Should the undersigned shareholder be present and choose to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of the Meeting of the shareholder's decision to revoke this proxy, then the power of such attorneys-in-fact or proxies shall be deemed terminated and of no further force or effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of the Company or by duly executing a proxy bearing a later date.

  The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of the Notice of Annual Meeting, a Proxy Statement, and an annual report of the Company for the fiscal year ending September 30, 1998.

                                        Dated: _________________________ , 199
                                               (Please date this Proxy)
                                        ---------------------------------------
                                               Signature of Shareholder
                                        ---------------------------------------
                                               Signature of Shareholder

                                        Please sign exactly as your name(s)
                                        appear(s) to the left. When signing as
                                        attorney, executor, administrator,
                                        trustee, or guardian, please give your
                                        full title. If there is more than one
                                        trustee, all should sign. If shares
                                        are held jointly, each holder should
                                        sign. If shares are held by a
                                        corporation, please sign in full
                                        corporate name by the President or
                                        other authorized officer. If shares
                                        are held by a partnership, please sign
                                        in full partnership name by an
                                        authorized person.